Filed Pursuant to Rule 433

File No. 333-251124

FINAL TERM SHEET

Dated September 8, 2021

WALMART INC.

$1,250,000,000 1.050% Notes Due 2026

$1,250,000,000 1.500% Notes Due 2028

$1,000,000,000 2.500% Notes Due 2041

$1,500,000,000 2.650% Notes Due 2051

Name of Issuer:	Walmart Inc. (“Walmart” or the “Company”)

Title of Securities:	1.050% Notes Due 2026 (“2026 Notes”)
1.500% Notes Due 2028 (“2028 Notes”)
2.500% Notes Due 2041 (“2041 Notes”)
2.650% Notes Due 2051 (“2051 Notes” and, collectively with the 2026 Notes, the 2028 Notes and 2041 Notes, the “Notes”)

Aggregate Principal Amount:	$1,250,000,000 (2026 Notes)
$1,250,000,000 (2028 Notes)
$1,000,000,000 (2041 Notes)
$1,500,000,000 (2051 Notes)

Issue Price (Price to Public):	99.811% of aggregate principal amount (2026 Notes)
99.894% of aggregate principal amount (2028 Notes)
100.000% of aggregate principal amount (2041 Notes)
99.630% of aggregate principal amount (2051 Notes)

Maturity Date:	September 17, 2026 (2026 Notes)
September 22, 2028 (2028 Notes)
September 22, 2041 (2041 Notes)
September 22, 2051 (2051 Notes)

Coupon (Interest Rate):	1.050% (2026 Notes)
1.500% (2028 Notes)
2.500% (2041 Notes)
2.650% (2051 Notes)

Benchmark Treasury:	UST 0.750% due August 31, 2026 (2026 Notes)
UST 1.125% due August 31, 2028 (2028 Notes)
UST 1.750% due August 15, 2041 (2041 Notes)
UST 2.375% due May 15, 2051 (2051 Notes)

Spread to Benchmark Treasury:	+28 basis points (2026 Notes)
+40 basis points (2028 Notes)
+62 basis points (2041 Notes)
+72 basis points (2051 Notes)

Benchmark Treasury Price and Yield:	99-22 3⁄4 / 0.809% (2026 Notes)
100-02 / 1.116% (2028 Notes)
97-27 / 1.880% (2041 Notes)
109-19 / 1.948% (2051 Notes)

Yield to Maturity:	1.089% (2026 Notes)
1.516% (2028 Notes)
2.500% (2041 Notes)
2.668% (2051 Notes)

Interest Payment Dates:	Interest will accrue from September 17, 2021 with respect to 2026 Notes and from September 22, 2021 with respect to the 2028 Notes, the 2041 Notes and the 2051 Notes.

Interest on the 2026 Notes will be payable semi-annually on March 17 and September 17 of each year, beginning on March 17, 2022.

Interest on the 2028 Notes will be payable semi-annually on March 22 and September 22, of each year, beginning on March 22, 2022.

Interest on the 2041 Notes will be payable semi-annually on March 22 and September 22, of each year, beginning on March 22, 2022.

Interest on the 2051 Notes will be payable semi-annually on March 22 and September 22, of each year, beginning on March 22, 2022.

Interest Payment Record Dates:	In the case of the 2026 Notes, March 2 and September 2 of each year.

In the case of the 2028 Notes, March 7 and September 7 of each year.

In the case of the 2041 Notes, March 7 and September 7 of each year.

In the case of the 2051 Notes, March 7 and September 7 of each year.

Day Count Convention:	30/360 (2026 Notes)
30/360 (2028 Notes)
30/360 (2041 Notes)
30/360 (2051 Notes)

Optional Redemption Provisions:	Walmart may redeem the 2026 Notes at any time prior to August 17, 2026, the 2028 Notes at any time prior to July 22, 2028, the 2041 Notes at any time prior to March 22, 2041 and the 2051 Notes at any time prior to March 22, 2051, in each case, at its option, either as a whole or in part, at a redemption price equal to the greater of:

• 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date, and

• the sum of the present values of the Remaining Scheduled Payments, plus any accrued and unpaid interest to, but excluding, the redemption date.

In determining the present value of the Remaining Scheduled Payments, Walmart will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Applicable Treasury Rate plus, in the case of the 2026 Notes, 5 basis points, in the case of the 2028 Notes, 10 basis points, in the case of the 2041 Notes, 10 basis points and, in the case of the 2051 Notes, 15 basis points.

The term “Applicable Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue. In determining this rate, Walmart will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The term “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes of a series to be redeemed (assuming the Notes of such series matured on the Par Call Date (as defined below) for the Notes of such series) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing a new issue of corporate debt securities of comparable maturity to the remaining term of the Notes of such series.

The term “Independent Investment Banker” means one of the Reference Treasury Dealers that Walmart appoints to act as the Independent Investment Banker from time to time.

The term “Comparable Treasury Price” means, with respect to any redemption date, the arithmetic average, as determined by the Independent Investment Banker, of the Reference Treasury Dealer Quotations for such redemption date.

The term “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer by 5:00 p.m., New York City time, on the third business day preceding such redemption date.

The term “Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Mizuho Securities USA LLC and Wells Fargo Securities, LLC or one of their respective affiliates or successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), Walmart will substitute another Primary Treasury Dealer for such entity.

The term “Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption (assuming the Notes of such series matured on the Par Call Date for the Notes of such series); provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

The 2026 Notes will also be redeemable, in whole or in part, at the option of Walmart at any time on or after August 17, 2026, at a redemption price equal to 100% of the principal amount of the 2026 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The 2028 Notes will also be redeemable, in whole or in part, at the option of Walmart at any time on or after July 22, 2028, at a redemption price equal to 100% of the principal amount of the 2028 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The 2041 Notes will also be redeemable, in whole or in part, at the option of Walmart at any time on or after March 22, 2041, at a redemption price equal to 100% of the principal amount of the 2041 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The 2051 Notes will also be redeemable, in whole or in part, at the option of Walmart at any time on or after March 22, 2051, at a redemption price equal to 100% of the principal amount of the 2051 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The term “Par Call Date” means, with respect to the Notes of each series, the date on which Walmart may first redeem the Notes of such series pursuant to the redemption rights described in the four paragraphs immediately above.

Any notice of optional redemption must be mailed to each registered holder of the 2026 Notes, the 2028 Notes, the 2041 Notes or the 2051 Notes being redeemed not less than 10 days nor more than 60 days prior to the redemption date.

Sinking Fund Provisions:	None

Payment of Additional Amounts:	Not applicable

Legal Format:	SEC registered

Net Proceeds to Walmart (after underwriting discounts and commissions and before offering expenses):	$1,243,262,500 (2026 Notes)
$1,243,675,000 (2028 Notes)
$993,500,000 (2041 Notes)
$1,483,200,000 (2051 Notes)

Settlement Date:	With respect to the 2026 Notes, T+7; September 17, 2021

With respect to the 2028 Notes, the 2041 Notes and the 2051 Notes, T+10; September 22, 2021

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Mizuho Securities USA LLC
Wells Fargo Securities, LLC
BofA Securities, Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC

Senior Co-Managers:	BBVA Securities Inc.
Goldman Sachs & Co. LLC
Santander Investment Securities Inc.
Scotia Capital (USA) Inc.
Standard Chartered Bank
U.S. Bancorp Investments, Inc.

Co-Managers:	Barclays Capital Inc.
BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
NatWest Markets Securities Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
Academy Securities, Inc.
CastleOak Securities, L.P.
Guzman & Company
ICBC Standard Bank Plc
Lloyds Securities Inc.
Loop Capital Markets LLC

Selling Restrictions:	European Economic Area, United Kingdom, Canada, Hong Kong, Japan, Korea, Singapore, Switzerland, Taiwan and the United Arab Emirates

CUSIP:	931142 ER0 (2026 Notes)
931142 ES8 (2028 Notes)
931142 EU3 (2041 Notes)
931142 EV1 (2051 Notes)

ISIN:	US931142ER00 (2026 Notes)
US931142ES82 (2028 Notes)
US931142EU39 (2041 Notes)
US931142EV12 (2051 Notes)

Ratings:	Ratings for Walmart’s long-term debt securities: S&P, AA; Moody’s, Aa2; and Fitch, AA.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by Walmart Inc. by means of a registration statement on Form S-3 (SEC File No. 333-251124).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling (i) Citigroup Global Markets Inc. toll-free at 1-800-831-9146, (ii) Mizuho Securities USA LLC toll-free at 1-866-271-7403 or (iii) Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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